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                                                                    Exhibit 12.1


CADENCE DESIGN SYSTEMS, INC
RATIO OF EARNINGS TO FIXED CHARGES
$ IN THOUSANDS

                                                           RESTATED
                                            January 3,    December 28,   December 29,  December 30,   January 2,
                                              2004            2002           2001         2000          2000
                                            ---------      ---------      ---------      --------     ---------
EARNINGS
Income (loss) before income taxes           $ (30,565)     $ 144,020      $ 242,148      $ 67,996     $ (11,380)

Minority interest                                  --             --          1,900           600           100
Earnings (losses) in equity interests         (10,875)        (9,395)        (1,244)        1,100           100
Fixed charges                                  12,783         10,570         11,165         9,798        11,633
                                            ---------      ---------      ---------      --------     ---------
NET 'EARNINGS' AS DEFINED                   $  (6,907)     $ 163,985      $ 252,657      $ 76,094     $      53
                                            ---------      ---------      ---------      --------     ---------

FIXED CHARGES
Total operating lease expenses              $  23,343      $  23,300      $  25,600      $ 22,200     $  25,000

Interest component of operating lease
expense (deemed to be 1/3 of op. lease
expense)                                        7,781          7,767          8,533         7,400         8,333
Interest expense                                5,002          2,803          2,632         2,398         3,300
                                            ---------      ---------      ---------      --------     ---------
TOTAL FIXED CHARGES                         $  12,783      $  10,570      $  11,165      $  9,798     $  11,633
                                            ---------      ---------      ---------      --------     ---------

EARNINGS TO FIXED CHARGES RATIO                  (0.5)          15.5           22.6           7.8           0.0

EARNINGS EXCESS (DEFICIENCY)                $ (19,690)     $ 153,415      $ 241,492      $ 66,296     $ (11,580)
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